Exhibit 99.1

Dorian LPG Ltd. Announces Third  Quarter Fiscal Year 2020 Financial Results

And Increased Share Repurchase Authorization To $100 Million

Stamford, CT –February 5, 2020– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three and nine months ended December 31, 2019.

Highlights for the Third Quarter Fiscal Year 2020

▪

Revenues of $85.4 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $43,410  for the three months ended December 31, 2019,  compared to revenues of $55.1 million and TCE rate for our fleet of $30,108 for the three months ended December 31, 2018.

▪

Net income of $35.6 million, or $0.66 earnings per diluted share (“EPS”), and adjusted net income(1) of $34.2 million, or $0.63 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended December 31, 2019.

▪	Adjusted EBITDA(1) of $59.9 million for the three months ended December 31, 2019.

▪	Completed the installation of exhaust gas cleaning systems (commonly referred to as “scrubbers”) on the Constellation, Cresques) and the Copernicus(2)

▪	Time chartered-in the 2020-built, hybrid scrubber-fitted Future Diamond(3) to our fleet with an expiration during the first calendar quarter of 2023.

▪

Repurchased $8.6 million of shares of our common stock during the three months ended December 31, 2019 under the $50 million stock repurchase program our Board of Directors authorized on August 5, 2019.

▪	Board of Directors authorized an increase to our stock repurchase program to repurchase up to an additional $50 million of our common stock.

(1)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

(2)	Copernicus left drydock in January 2020.

(3)	Future Diamond was chartered-in beginning February 1, 2020

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Rates are healthy and the VLGC orderbook has been stable. With a young, fuel-efficient fleet, more than half of which will be scrubber equipped in the coming months, IMO 2020 has strengthened our market position. Quarterly revenue has increased 55%, while adjusted EBITDA has more than doubled compared to the same period last year. Our Board’s decision to increase the repurchase authorization reflects our constructive view of the industry outlook and our disciplined approach to capital allocation where we see discounts to our intrinsic value.”

Third Quarter Fiscal Year 2020 Results Summary

Net income amounted to $35.6 million, or $0.66 per diluted share, for the three months ended December 31, 2019, compared to a  net loss of $(6.2) million, or $(0.11) per diluted share, for the three months ended December 31, 2018.

Adjusted net income amounted to $34.2 million, or $0.63 per diluted share, for the three months ended December 31, 2019, compared to adjusted net income  of $0.5 million, or $0.01 per diluted share, for the three months ended December 31, 2018.  Net income for the three months ended December 31, 2019 is adjusted to exclude an unrealized gain on derivative instruments of $1.4 million. Please refer to the reconciliation of net income/(loss)  to adjusted net income/(loss), which appears later in this press release.

The $33.7 million increase in adjusted net income for the three months ended December 31, 2019, compared to the three months ended December 31, 2018, is primarily attributable (i) to an increase of $30.3 million in revenues, (ii) professional and legal fees related to the BW Proposal (defined below) of $7.8 million that did not recur, and (iii) a decrease of $1.2 million in interest and finance costs, partially offset by (iv) increases of $2.1 million in charter hire expenses, $2.3 million in vessel operating expenses, $0.9 million in voyage expenses, and (v) a  decrease of $0.5 million in realized gain on derivatives.

The TCE rate for our fleet was $43,410 for the three months ended December 31, 2019, a 44.2% increase from a TCE rate of $30,108 from the same period in the prior year, primarily driven by increased spot market rates partially offset by bunker prices.  Please see footnote 6 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 90.0% in the quarter ended December 31, 2018 to 98.4% in the quarter ended December 31, 2019.

Vessel operating expenses per day increased to $9,452 for the three months ended December 31, 2019 $8,287 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $85.4 million for the three months ended December 31, 2019, an increase of $30.3 million, or 55.0%, from $55.1 million for the three months ended December 31, 2018. The increase is primarily attributable to an increase in average TCE rates and fleet utilization. Average TCE rates increased from $30,108 for the three months ended December 31, 2018 to $43,410 for the three months ended December 31, 2019, primarily as a result of higher spot market rates during the three months ended December 31, 2019 as compared to the three months ended December 31, 2018, partially offset by an increase in bunker prices when comparing these periods. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $73.300 during the three months ended December 31, 2019 compared to an average of $42.389 for the three months ended December 31, 2018. The average price of heavy fuel oil (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah increased from $466 during the three months ended December 31, 2018 to $473 during the three months ended December 31, 2019. Our fleet utilization increased from 90.0% during the three months ended December 31, 2018 to 98.4% during the three months ended December 31, 2019.

Charter Hire Expenses

Charter hire expenses for the vessel chartered in from a third party were $2.1 million for the three months ended December 31, 2019. No such costs were incurred during the three months ended December 31, 2018.

Vessel Operating Expenses

Vessel operating expenses were $19.1 million during the three months ended December 31, 2019, or $9,452 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses per vessel per calendar day increased by

$1,165 from $8,287 for the three months ended December 31, 2018 to $9,452 for the three months ended December 31, 2019. The increase in vessel operating expenses for the three months ended December 31, 2019, when compared with the three months ended December 31, 2018, was primarily the result of a $2.1 million, or $1,030 per vessel per calendar day, increase in operating expenses related to the drydocking of vessels including repairs and maintenance, spares and stores, coolant costs, and other drydocking related operating expenses.

General and Administrative Expenses

General and administrative expenses were $5.0 million for the three months ended December 31, 2019, a decrease of $0.2 million, or 2.3%, from $5.2 million for the three months ended December 31, 2018. This decrease was due to a reduction of $0.6 million in stock-based compensation, partially offset by an increase of $0.4 million in other general and administrative expenses.

Professional and Legal Fees Related to the BW Proposal

In 2018, BW LPG Limited and its affiliates (“BW”) made an unsolicited proposal to acquire all of our outstanding common shares and, along with its affiliates, commenced a proxy contest to replace three members of our Board of Directors with nominees proposed by BW. BW’s unsolicited proposal and proxy contest were subsequently withdrawn on October 8, 2018. Professional (including investment banking fees) and legal fees related to the BW Proposal were $7.8 million for the three months ended December 31, 2018. No such costs were incurred during the three months ended December 31, 2019.

Interest and Finance Costs

Interest and finance costs amounted to $8.8 million for the three months ended December 31, 2019, a decrease of $1.2 million, or 12.2%, from $10.0 million for the three months ended December 31, 2018. The decrease of $1.2 million during this period was due to a decrease of $1.1 million in interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness, and a reduction of $0.1 million in amortization of deferred financing fees. Average indebtedness, excluding deferred financing fees, decreased from $739.9 million for the three months ended December 31, 2018 to $676.0 million for the three months ended December 31, 2019. As of December 31, 2019, the outstanding balance of our long-term debt, net of deferred financing fees of $11.8 million, was $650.3 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives was approximately $1.4 million for the three months ended December 31, 2019, compared to an unrealized loss of $6.7 million for the three months ended December 31, 2018. The $8.1 million difference is attributable to (1) an increase of $7.5 million in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and (2) $0.6 million of unrealized gains on our FFA positions.

Fleet

The following table sets forth certain information regarding our fleet as of February 1, 2020.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Pool(6)	—
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool-TCO(7)	Q1 2020
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool-TCO(7)	Q4 2020
Comet(4)	84,000	Hyundai	B	2014	X	Pool(6)	—
Corsair(3)(4)	84,000	Hyundai	B	2014	X	Time Charter(8)	Q4 2022
Corvette(3)(4)	84,000	Hyundai	B	2015	X	Pool(6)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(6)	—
Concorde(3)(4)	84,000	Hyundai	B	2015	X	Time Charter(9)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	Pool(6)	—
Continental(5)	84,000	Hyundai	B	2015	X	Pool(6)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(6)	—
Commodore	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2020
Cresques(4)	84,000	Daewoo	C	2015	X	Pool(6)	—
Constellation(4)	84,000	Hyundai	B	2015	X	Pool(6)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(6)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(6)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(6)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q1 2020
Copernicus(4)	84,000	Daewoo	C	2015	X	Pool(6)	—
Commander	84,000	Hyundai	B	2015	X	Pool(6)	—
Challenger	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2020
Caravelle	84,000	Hyundai	B	2016	X	Pool(6)	—
Total	1,842,000

Time chartered-in VLGC
Laurel Prime(10)	83,305	Mitsubishi		2018	X	Pool(6)	—
Future Diamond(4)(11)	80,876	Hyundai		2020	X	Pool(6)	—

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	VLGC equipped with scrubber.
(5)	Currently operating in the Helios Pool after being time-chartered back into our fleet from an existing time charter with a major oil company.
(6)

“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(7)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on time charter with an oil major that began in November 2019.
(9)	Currently on time charter with a major oil company that began in March 2019.
(10)	Currently time chartered-in with an expiration during the first calendar quarter of 2020.
(11)	Currently time chartered-in with an expiration during the first calendar quarter of 2023.

Market Outlook &  Update

For quarter ended December 31, 2019, the Baltic Index averaged $73 per metric ton, compared to an average of $66 per metric ton in the previous quarter. Freight rates benefitted from a significant rise in the U.S.-Asia propane spot arbitrage, which averaged over $70 per metric ton during the quarter ended December 31, 2019 compared to approximately $16 per metric ton in the previous quarter ended September 30, 2019.

Average Middle Eastern LPG contract price (CP) remained firm averaging $430 per metric ton during the quarter ended December 31, 2019, a quarter-over-quarter increase of $65 per metric ton. In comparison, Mt. Belvieu prices averaged only $255 per metric ton during the same time period, a quarter-over-quarter increase of $28 per metric ton.

In October 2019, there was an increase in U.S. LPG exports to India, possibly due to the September 2019 drone attacks in Saudi Arabia, lowering Saudi Arabian exports and increasing CP prices. According to ship tracking, in October approximately 300,000 metric tons were exported from the U.S. to India, which was the highest amount during 2019. During 2019, Indian LPG imports have been higher than expected due to strong retail demand.

During the quarter ended December 31, 2019, the propane-naphtha spread in NW Europe averaged $(116) per metric ton. As a result, propane remained a favorable feedstock for flexible steam crackers. A key driver of the spread was the increased availability of product in the west, particularly increased U.S. LPG export volumes. With the expansion of Enterprise Products Partners’ Houston Ship Channel LPG export facility completed during the quarter ended December 31, 2019, U.S. LPG exports increased to nearly 10.8 million metric tons compared to approximately 10.3 million metric tons in the quarter ended September 30, 2019. The Asia/Pacific region remained a key destination of U.S. LPG export volumes despite ongoing U.S.-China trade negotiations and Chinese tariffs on U.S. propane and butane exports. During the quarter ended December 31, 2019 the volume of U.S. LPG exports to the Asia/Pacific region was around nearly 5.5 million metric tons.

Petrochemical demand for LPG as a feedstock for propane dehydrogenation (PDH) and steam cracking remains strong. However, during the quarter ended December 31, 2019, petrochemical margins fell significantly and as a result some operators lowered production volumes or brought forward maintenance. This was due in part to the high feedstock prices coupled with weak olefin prices. While the margin for utilizing propane as an ethylene feedstock decreased in both NW Europe and Asia, it remained positive overall, unlike the margin for naphtha cracking.

At present, the VLGC orderbook stands at approximately 15% of the current global fleet. An additional 42 VLGC are expected to be added to the global fleet by calendar year-end 2022. The average age of the global fleet is now approximately ten years old.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expires during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Statement of Operations Data
Revenues	$85,437,806	$55,113,295	$238,228,227	$123,565,119
Expenses			.	.
Voyage expenses	1,178,702	287,221	2,372,839	822,618
Charter hire expenses	2,071,206	—	6,181,206	—
Vessel operating expenses	19,131,124	16,773,634	52,644,762	50,834,364
Depreciation and amortization	16,710,403	16,430,363	49,450,242	49,133,072
General and administrative expenses	5,037,783	5,156,573	17,669,024	18,768,996
Professional and legal fees related to the BW Proposal	—	7,766,847	—	10,020,436
Total expenses	44,129,218	46,414,638	128,318,073	129,579,486
Other income—related parties	450,169	614,633	1,387,536	1,843,782
Operating income/(loss)	41,758,757	9,313,290	111,297,690	(4,170,585)
Other income/(expenses)
Interest and finance costs	(8,778,905)	(10,000,018)	(27,779,560)	(30,526,971)
Interest income	394,876	413,546	1,101,831	1,326,442
Unrealized gain/(loss) on derivatives	1,446,395	(6,669,266)	(5,291,504)	(3,910,190)
Realized gain on derivatives	449,276	881,276	2,191,417	2,494,832
Other gain/(loss), net	358,513	(157,480)	895,993	(205,858)
Total other income/(expenses), net	(6,129,845)	(15,531,942)	(28,881,823)	(30,821,745)
Net income/(loss)	$35,628,912	$(6,218,652)	$82,415,867	$(34,992,330)
Earnings/(loss) per common share—basic	0.66	(0.11)	1.52	(0.64)
Earnings/(loss) per common share—diluted	$0.66	$(0.11)	$1.51	$(0.64)
Other Financial Data
Adjusted EBITDA(1)	$59,874,055	$27,230,044	$165,593,789	$50,270,795
Fleet Data
Calendar days(2)	2,024	2,024	6,050	6,050
Time chartered-in days(3)	92	—	275	—
Available days(4)	1,972	2,024	6,106	6,025
Operating days(5)(8)	1,941	1,821	5,897	5,410
Fleet utilization(6)(8)	98.4%	90.0%	96.6%	89.8%
Average Daily Results
Time charter equivalent rate(7)(8)	$43,410	$30,108	$39,996	$22,688
Daily vessel operating expenses(9)	$9,452	$8,287	$8,702	$8,402

	As of	As of
(in U.S. dollars)	December 31, 2019	March 31, 2019
Balance Sheet Data
Cash and cash equivalents	$64,691,247	$30,838,684
Restricted cash—current	1,620,000	—
Restricted cash—non-current	35,630,353	35,633,962
Total assets	1,657,833,030	1,625,370,017
Total debt including current portion—net of deferred financing fees of $11.8 million and $14.0 million as of December 31, 2019 and March 31, 2019, respectively.	650,273,417	696,090,786
Total liabilities	675,808,254	712,687,459
Total shareholders’ equity	$982,024,776	$912,682,558

(1)

Adjusted EBITDA is a non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income/(loss)	$35,628,912	$(6,218,652)	$82,415,867	$(34,992,330)
Interest and finance costs	8,778,905	10,000,018	27,779,560	30,526,971
Unrealized (gain)/loss on derivatives	(1,446,395)	6,669,266	5,291,504	3,910,190
Realized gain on derivatives	(449,276)	(881,276)	(2,191,417)	(2,494,832)
Stock-based compensation expense	651,506	1,230,325	2,848,033	4,187,724
Depreciation and amortization	16,710,403	16,430,363	49,450,242	49,133,072
Adjusted EBITDA	$59,874,055	$27,230,044	$165,593,789	$50,270,795

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties.

(4)

We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)

We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Numerator:
Revenues	$85,437,806	$55,113,295	$238,228,227	$123,565,119
Voyage expenses	(1,178,702)	(287,221)	(2,372,839)	(822,618)
Time charter equivalent	$84,259,104	$54,826,074	$235,855,388	$122,742,501

Denominator:
Operating days	1,941	1,821	5,897	5,410
TCE rate:
Time charter equivalent rate	$43,410	$30,108	$39,996	$22,688

(8)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Nine months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Company Methodology:
Operating Days	1,941	1,821	5,897	5,410
Fleet Utilization	98.4%	90.0%	96.6%	89.8%
Time charter equivalent rate	$43,410	$30,108	$39,996	$22,688

Alternate Methodology:
Operating Days	1,972	2,023	6,106	6,023
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent rate	$42,728	$27,101	$38,627	$20,379

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net oncome/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income/(loss)	$35,628,912	$(6,218,652)	$82,415,867	$(34,992,330)
Unrealized (gain)/loss on derivatives	(1,446,395)	6,669,266	5,291,504	3,910,190
Adjusted net income/(loss)	$34,182,517	$450,614	$87,707,371	$(31,082,140)

Earnings/(loss) per common share—diluted	$0.66	$(0.11)	$1.51	$(0.64)
Unrealized (gain)/loss on derivatives	(0.03)	0.12	0.10	0.07
Adjusted earnings/(loss) per common share—diluted	$0.63	$0.01	$1.61	$(0.57)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are not recognized measures under U.S. GAAP and should not be regarded as substitutes for revenues, net income and earnings per share. Our presentation of TCE, adjusted net income, adjusted EPS and adjusted EBITDA does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

Conference Call

A  conference call to discuss the results will be held today, February 5, 2020 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13698501. The replay will be available until February 12, 2020, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-four modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.